Exhibit 3.213

CERTIFICATE OF INCORPORATION

OF

SHERWOOD REHABILITATION HOSPITAL, INC.

* * * * *

1. The name of the corporation is

SHERWOOD REHABILITATION HOSPITAL, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 24th day of May , 1989.

/s/ M. A. Brzoska
M. A. Brzoska

/s/ J. A. Grodzicki
J. A. Grodzicki

/s/ L. J. Vitalo
L. J. Vitalo

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